Exhibit 10.18

AGREEMENT FOR SALE AND PURCHASE

THIS AGREEMENT FOR SALE AND PURCHASE (this “Agreement”) is dated as of the 3rd day of August, 2012 (the “Effective Date”), between the parties identified on the attached Schedule 1 (each such party individually, a “Seller” or “Project Owner,” and collectively “Sellers”), and the parties identified on the attached Schedule 1 (each such party individually a “Purchaser,” and collectively “Purchasers”).

RECITALS

A. Each Project Owner is the owner of the property listed in Schedule 1 (each individually a “Property” and collectively, the “Properties”), which Properties are more particularly described in the attached Exhibit “A”, and all buildings and improvements (the “Improvements”) located on the corresponding Property (the Improvements, together with the Properties, being hereinafter collectively referred to as the “Projects”).

B. Sellers desire to sell and Purchasers desire to purchase the Projects on the terms and conditions hereinafter set forth.

1. Sale of Projects.

(A) Each Seller agrees to sell, assign and convey to the applicable Purchaser, and each Purchaser agrees to purchase and assume from the corresponding Seller, the Projects owned by it.

(B) The sale and purchase shall include all right, title and interest of each Seller in and to:

(i) All easements, rights-of-way, privileges, appurtenances and other rights pertaining to the Projects owned by it;

(ii) Any land lying in the bed of any street, road or avenue opened or proposed, public or private, in front of or adjoining the Projects owned by it, and any strips and gores adjoining or adjacent to the Project owned by it;

(iii) All subsurface oil, gas or other mineral rights, if any, situated beneath the surface of the Projects owned by it, including any rights of off-site collection or subsurface easements granted or obtained with respect thereto;

(iv) All building systems and equipment and all fixtures owned by Seller and attached or appurtenant to, or located on, and used exclusively in connection with the use or operation of, or used or adapted for use exclusively in connection with the enjoyment or occupancy of, the Projects owned by it, including all HVAC, fans, ducts, plumbing, electrical systems and lighting poles, but expressly excluding the following items that belong to Seller: trade fixtures, personal property, furniture, inventory, perishables, restaurant equipment (including without limitation, hibachi-tables, grills, ovens, sinks, vents, etc.) and any items bearing the name, logo, or brand-identifying marks of Seller or any affiliate of Seller, including signs;

(v) All governmental permits and approvals, certificates of occupancy issued by any federal, state, county or municipal authority, development rights and entitlements pertaining to the ownership of the Projects owned by it, in each case, to the extent assignable (except for any permits, licenses, or approvals held by Seller, and related to the operation of Seller’s business, including without limitation, liquor licenses); and

(vi) All intangible personal property now or hereafter owned by Seller and used in the ownership, use or operation of the Projects owned by it, including, without limitation, all architectural and other building plans and warranties, but expressly excluding Seller’s trademarks, trade names and other intellectual property.

2. Purchase Price. The aggregate purchase price (the “Purchase Price”) to be paid to Sellers by Purchasers for the Projects is Forty Seven Million Four Hundred Fourteen Thousand Five Hundred Thirty-Eight Dollars ($47,414,538.00), subject to adjustments and prorations as hereinafter set forth. The Purchase Price shall be payable as provided in Section 3 and allocated among the Projects in accordance with Schedule 2.

3. Payment of Purchase Price: Deposits.

The Purchase Price shall be paid as follows:

(A) Pursuant to the terms of the letter of intent entered into by Saffron Holdings Corp. as seller, and Cole Capital Partners, LLC, as buyer, dated June 22, 2012 (the “LOI”), Purchasers have deposited into escrow with Fidelity National Title Insurance Company, New York, (“Escrow Agent”) the sum of Five Million Dollars ($5,000,000.00) (the “Deposit”). The Deposit shall be held in an insured demand deposit account maintained by Escrow Agent with Citibank, N.A. in New York, NY (“Citibank”) under the terms and provisions of the Deposit Escrow Agreement dated June 26, 2012. Purchasers acknowledge and agree that except as expressly provided in this Agreement, the Deposit is non-refundable. If this transaction closes, the Deposit shall be applied to the Purchase Price at Closing. If this transaction does not close, the Deposit will be released to the party entitled thereto in accordance with this Agreement, and if Sellers are entitled to the Deposit, Purchasers will pay to Sellers interest thereon from June 28, 2012 until the date such Deposit is released to Sellers, at a rate equal to the then current rate of interest paid by Citibank on insured money market accounts.

(B) Upon receipt of Sellers’ Notice of Closing (as defined in Section 14), Purchasers will deliver to Escrow Agent, not fewer than five (5) days prior to the Estimated Closing Date (as defined in Section 14), the sum of Forty Two Million Four Hundred Fourteen Thousand Five Hundred Thirty-Eight Dollars ($42,414,538.00) (the “Cash to Close”), to be held in escrow in a separate insured demand deposit account maintained by Escrow Agent with Citibank; provided that if Sellers’ Notice of Closing indicates an Estimated Closing Date of August 21, 2012, Purchasers will deliver the Cash to Close not later than August 15, 2012. If all of the conditions to closing set forth in Section 11 are satisfied (or waived by the applicable party), the Cash to Close will be applied to the Purchase Price at Closing. If this transaction does not close for any reason, the Cash to Close will promptly be returned to Purchasers.

(C) The balance of the Purchase Price, if any, subject to adjustments, reductions and pro-rations hereinafter provided shall be deposited into escrow by Purchasers prior to Closing by wire transfer of immediately available funds to a bank account designated by Escrow Agent.

4. Purchaser’s Investigation. Prior to the execution and delivery of this Agreement, Sellers delivered to Purchasers information relating to each Project (the “Sellers’ Diligence Materials”). Sellers hereby represent and warrant to Purchasers that Sellers have no actual knowledge of any inaccuracy in or incompleteness of such Seller’s Diligence Materials. In reliance upon such representation and warranty by Sellers, Purchasers have completed their due diligence investigation of the Projects, including their review of Sellers’ Diligence Materials, and are satisfied with the results thereof.

5. Leaseback. As a material inducement to Sellers to convey the Projects to Purchasers and as a material inducement to Purchasers to acquire the Projects from Sellers, at Closing, each Project Owner and the corresponding Purchaser shall enter into an individual lease agreement for each Project, using the form attached hereto as Exhibit “I”, subject only to (i) the insertion into Section 9.1.11 thereof of the applicable requirements set forth in Schedule 5 hereto, (ii) the insertion into Section 21.1 and Schedule 21 thereof of the applicable requirements set forth in Schedule 6 hereto, and (iii) and such changes as shall be reasonably requested by Purchasers and agreed upon by Sellers (such agreement not to be unreasonably withheld), to take into account the requirements of the laws of the state in which such Project is located and by which such Lease is governed (each a “Lease” and collectively, the “Leases”), whereby each Purchaser shall lease each Project back to the corresponding Project Owner (“Tenant”). Any Purchasers’ failure to execute and deliver any of the Leases on or before Closing shall be an event of default by Purchasers under this Agreement. Any Project Owner’s failure to execute and deliver any of the Leases on or before Closing shall be an event of default by Sellers under this Agreement.

6. Sellers’ Representations.

Sellers jointly and severally represent to Purchasers that as of the Effective Date:

(A) Each Seller has full right, power and authority to enter into and perform its obligations under this Agreement, including, without limitation, the authority to convey to the applicable Purchasers good and marketable title to the Projects it owns, subject only to the Permitted Exceptions (as defined below), and has obtained all consents of any other party that are required for such purpose, if any. The execution and delivery of this Agreement by each Seller, and the performance of this Agreement by each Seller, have been duly authorized by such Seller, and this Agreement is binding on each Seller and enforceable against each Seller in accordance with its terms.

(B) There are no contracts of any kind relating to the leasing, maintenance or repair of the Projects, except those listed on Exhibit “C” (collectively, the “Contracts”). To Sellers’ Knowledge, neither any Seller, nor any other party thereto, is presently in default under any of such Contracts, which has not been previously and completely cured.

(C) To Sellers’ Knowledge, there is not any existing violation of any governmental approvals or any violation of building codes and/or zoning ordinances or any other applicable laws, statutes, ordinances or other governmental regulations with respect to the Projects.

(D) To Sellers’ Knowledge, neither any Seller nor any other party thereto is in default under any of the Existing Leases (as defined below) or any reciprocal easement agreement (“REA”) or covenant, condition and restriction (“CC&R”) with respect to any of the Projects.

(E) There is no pending, or to Sellers’ Knowledge (as defined below) threatened, litigation or other proceeding, which affects or could affect, in a materially adverse way, the Projects or performance of any Seller’s obligations under this Agreement.

(F) No Seller has (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by such Seller’s creditors, (iii) suffered the appointment of a receiver to take possession of all, or substantially all, of such Seller’s assets, (iv) suffered the attachment or other judicial seizure of all, or substantially all, of such Seller’s assets, (v) admitted in writing its inability to pay its debts as they come due, or (vi) made an offer of settlement, extension or composition to its creditors generally.

(G) Each Seller is a “United States Person” within the meaning of Section 7701 of the Internal Revenue Code of 1986, as amended.

(H) There are no leases affecting the Projects other than (i) the Business Lease Agreement dated January 1989 between Anne Blenke and Benihana National of Florida Corp with respect to the Project located in Lauderdale by the Sea, FL, (ii) the Lease Agreement dated June 14, 2010 between Concord Referral Services, Inc. and Benihana National of Florida Corp. with respect to the Project located in Lauderdale by the Sea, FL, (iii) the License Agreement dated September 14, 2006 between The Town of Lauderdale-By-The-Sea, Florida and Benihana National of Florida Corp. with respect to the Project located in Lauderdale by the Sea, FL, and (iv) the Ground Lease dated November 1, 1981 between Northern Illinois Gas Company and Exchange National Bank of Chicago with respect to the Project located in Lombard, IL (collectively, the “Existing Leases”).

(I) No Seller has entered into any other contract of sale, purchase option, right of first refusal, right of first offer or other agreement under which such Seller is or could become obligated to sell any of the Projects to any other person.

(J) Benihana, Inc. has filed all reports, schedules, forms, proxy statements and registration statements with the SEC required to be filed by it pursuant to the Securities Act of 1933, as amended, including all rules and regulations promulgated thereunder (the “Securities Act”) or the Securities Exchange Act of 1934, as amended, including all rules and regulations promulgated thereunder (the “Exchange Act”), in each such case from March 29, 2009 through May 22, 2012 (collectively the “SEC Documents”). As of their respective dates (or if subsequently amended or superseded by a filing prior to the date of this Agreement, on the date of such filing), the SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and none of the SEC Documents as of such dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(K) The consolidated financial statements of Benihana, Inc. included in the SEC Documents (the “SEC Financial Statements”) have been prepared in accordance with United States generally accepted accounting principles (except as may be otherwise indicated therein or in the notes thereto and except, in the case of unaudited consolidated quarterly statements, as permitted by Form 10-Q of the Exchange Act), applied on a consistent basis during the periods involved, and (except as may be indicated therein or in the notes thereto or as subsequently amended or superseded by a filing prior to the date of this Agreement) fairly present in all material respects the consolidated financial position of the Benihana, Inc. and its consolidated subsidiaries as of the respective dates thereof and the consolidated statements of earnings, stockholders’ equity and cash flows for the respective periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments and the absence of footnotes).

(L) Since March 27, 2011, no events have occurred which have had or would reasonably be expected to have, individually or in the aggregate, any material adverse effect on the assets and liabilities (taken as a whole), business, financial condition or result of operations of Benihana, Inc. and its subsidiaries, taken as a whole. From March 27, 2011 to the date of this Agreement, Benihana, Inc. and is subsidiaries have carried on and operated their respective businesses in all material respects in the ordinary course of business consistent with past practice.

(M) Each Seller is currently in compliance with, and shall at all times during the term of this Agreement (including any extension thereof) remain in compliance with, the regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) and any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action relating thereto.

References to “Sellers’ Knowledge” or other terms of similar import shall refer only to the current actual knowledge of David Flanery, Chief Financial Officer, who is the representative of Sellers most familiar with the Projects, their operations and conditions and has the most comprehensive knowledge of the matters set forth in this Section 6, without investigation or inquiry, and shall not be construed, by imputation or otherwise, to refer to the knowledge of any third party property manager, or to any officer, agent, broker, representative, or employee of Sellers or any affiliate thereof. Notwithstanding the foregoing, David Flanery shall not have any personal liability on the account of any breach of any representation or warranty made by Sellers in this Agreement. No broker, agent or party other than Sellers are authorized to make any representation or warranty for or on behalf of Sellers. The representations and warranties made in this Agreement by Sellers shall be deemed remade by Sellers as of the date of Closing with the same force and effect as if in fact specifically remade at that time. If, prior to Closing, either Sellers or Purchasers become aware of any facts that render any of the foregoing representations and warranties to be false, it will give prompt written notice specifying same to the other party.

All representations and warranties made by Sellers in this Agreement shall survive the Closing for a period of nine (9) months. Sellers shall jointly and severally indemnify, defend and hold harmless Purchasers from and against any and all liabilities, losses, damages, costs, expenses (including without limitation reasonable attorneys’ fees and expenses), causes of action, suits, claims, demands or judgments of any nature howsoever caused should any representation or warranty set forth herein prove to have been untrue or inaccurate when made or arising from any breach by Sellers of any representation or warranty set forth herein.

7. Purchasers’ Representations.

Purchasers jointly and severally represent to Sellers that as of the Effective Date:

(A) Each Purchaser has full authority to execute, deliver and perform this Agreement and has obtained all consents of any other party that are required for such purpose, if any. The execution and delivery of this Agreement by such Purchaser, and the performance of this Agreement by such Purchaser, have been duly authorized by such Purchaser, and this Agreement is binding on such Purchaser and enforceable against such Purchaser in accordance with its terms.

(B) No Purchaser has (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by such Purchaser’s creditors, (iii) suffered the appointment of a receiver to take possession of all, or substantially all, of such Purchaser’s assets, (iv) suffered the attachment or other judicial seizure of all, or substantially all, of such Purchaser’s assets, (v) admitted in writing its inability to pay its debts as they come due, or (vi) made an offer of settlement, extension or composition to its creditors generally.

(C) Each Purchaser is currently in compliance with, and shall at all times during the term of this Agreement (including any extension thereof) remain in compliance with, the regulations of the OFAC of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) and any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action relating thereto.

The representations and warranties made in this Agreement by Purchasers shall be deemed remade by Purchasers as of the date of Closing with the same force and effect as if in fact specifically remade at that time. If any Purchaser becomes aware of any facts that render any of the foregoing representations and warranties to be false, Purchasers will give prompt written notice specifying same to Sellers. All representations and warranties made by Purchasers in this Agreement shall survive the Closing for a period of nine (9) months. Purchasers shall jointly and severally indemnify, defend and hold harmless Sellers from and against any and all liabilities, losses, damages, costs, expenses (including without limitation reasonable attorneys’ fees and expenses), causes of action, suits, claims, demands or judgments of any nature howsoever caused should any representation or warranty set forth herein prove to have been untrue or inaccurate when made or arising from any breach by Purchasers of any representation or warranty set forth herein.

8. Covenants of Sellers.

As a material inducement to Purchasers’ entering into this Agreement, Sellers hereby jointly and severally covenant unto Purchaser, the following:

(A) Sellers and their agents, including Sellers’ listing broker, shall cease negotiations with any other existing or prospective buyers of the Projects and will not enter into any agreements concerning the sale or transfer of the Projects with any other person or entity other than Purchasers until such time as this Agreement is terminated.

(B) Sellers shall take no action that would cause their insurance policies not to remain continuously in force through and including the Closing Date.

(C) Sellers shall not disclose the terms of this Agreement to any appraiser engaged by Purchasers or Purchasers’ lender.

(D) Sellers shall use commercially reasonable efforts to obtain estoppel certificates in form and substance satisfactory to Purchasers from the other parties to all REAs and CC&Rs affecting any of the Projects.

(E) Sellers shall manage and maintain the Projects in the ordinary course and in the same manner and condition as before the making of this Agreement, as if Sellers were retaining such Projects. Sellers shall make such repairs and replacements to and of each of the Projects as shall be necessary for Sellers to comply with this Section 8(E). Except as otherwise specifically provided herein, Sellers shall deliver the Projects at Closing in substantially the same condition as it is on the Effective Date, reasonable wear and tear and damage by casualty or condemnation excepted.

9. Covenant of Purchasers. Purchasers jointly and severally agree not to enter into any negotiations or agreements concerning the purchase of the Projects with any other person or entity other than Sellers until such time as this Agreement is terminated.

10. Sale As Is, Where Is.

(A) Purchasers jointly and severally acknowledge and agree that upon Closing, Sellers shall sell and convey to Purchasers and Purchasers shall accept the Projects “AS IS, WHERE IS, WITH ALL FAULTS,” except to the extent expressly provided otherwise in this Agreement and any document executed by Sellers and delivered to Purchasers at Closing. Except as expressly set forth in this Agreement, Purchasers have not relied and will not rely on, and Sellers have not made and is not liable for or bound by, any express or implied warranties, guarantees, statements, representations or information pertaining to the Projects or relating thereto (including specifically, without limitation, the Project Documents) made or furnished by Sellers, or any property manager, real estate broker, agent or third party representing or purporting to represent Sellers, to whomever made or given, directly or indirectly, orally or in writing. Purchasers jointly and severally represent that they are knowledgeable, experienced and sophisticated purchasers of real estate and that, except as expressly set forth in this Agreement, they are relying solely on their own expertise and that of Purchasers’ consultants in purchasing the Projects and shall make an independent verification of the accuracy of any documents and information provided by Sellers. Purchasers have conducted such inspections and investigations of the Projects as Purchasers deemed necessary, including, but not limited to, the physical and environmental conditions thereof as well as the economic feasibility of the Projects, and shall rely upon same. Purchasers jointly and severally acknowledge that prior to the date hereof, Sellers have afforded Purchasers a full opportunity to conduct such investigations of the Projects as Purchasers deemed necessary to satisfy itself as to the condition of the Projects, the economic feasibility of the Projects, and the existence or non-existence or curative action to be taken with respect to any hazardous materials on or discharged from the Projects, and will rely solely upon same and not upon any information provided by or on behalf of Sellers or their agents or employees with respect thereto, other than such representations, warranties and covenants of Sellers as are expressly set forth in this Agreement. Upon Closing, but excluding any Sellers’ liability that may exist for a breach of any representation, warranty or covenant of Sellers made in this Agreement or in any document executed by Sellers and delivered to Purchasers at Closing, Purchasers shall assume the risk that adverse matters, including, but not limited to, adverse physical or construction defects or adverse environmental, economic or business operational factors, and health or safety conditions, may not have been revealed by Purchasers’ inspections and investigations.

(B) Except to the extent expressly provided otherwise in this Agreement and any document executed by Sellers and delivered to Purchasers at Closing, including, without limitation, the Leases, Purchasers, upon closing, will be deemed to have waived, relinquished and released Sellers (and their employees and agents) from and against any and all claims, demands, causes of action (including causes of action in tort), losses, damages, liabilities, costs and expenses (including attorneys’ fees and court costs) of any and every kind or character, known or unknown, which Purchasers might have asserted or alleged against Sellers (and its employees and agents) at any time by reason of or arising out of any latent or patent physical conditions, violations of any applicable laws (including, without limitation, any environmental laws) regarding the Projects and any and all other acts, omissions, events, circumstances or matters regarding the Projects. Nothing contained in this Section 10(B) shall be construed to negate any obligation of the Sellers as Tenants under the Leases.

(C) Purchasers acknowledge and agree that the disclaimers and other agreements set forth in this Section 10 are an integral part of this Agreement and that Sellers would not have agreed to sell the Projects to Purchasers without the disclaimers and other agreements set forth above.

(D) The terms and conditions of this Section 10 shall expressly survive the Closing.

11. Conditions Precedent.

(A) The occurrence of the following events or conditions shall be conditions precedent to Purchasers’ obligation to close the transaction contemplated by this Agreement (each, a “Purchaser Condition Precedent” and collectively, the “Purchaser Conditions Precedent”):

(i) At Closing, the representations and warranties set forth in this Agreement by Seller shall be true and correct in all material respects.

(ii) At Closing, Sellers shall have complied, in all material respects, with each of their covenants set forth herein, including, without limitation, their obligation to deliver all of the Seller Closing Deliveries (as defined below) and their obligation to satisfy and discharge all liens, judgments, and other encumbrances affecting the Projects other than the Permitted Exceptions.

(iii) The Agreed Title Objections (as defined in Section 12) shall have been satisfied or waived by Purchasers.

(iv) At Closing, the Title Company (as defined below) shall be unconditionally obligated and prepared, subject only to payment of the applicable premium and other related charges and the recording, as applicable, of all conveyance documents and the release of any existing liens, to issue each of the Title Policies (as defined below) pursuant to each of the Title Commitments (as defined below) in its form on the Effective Date.

If the condition set forth in clause (A)(i) has not been satisfied on or prior to the Closing Date, Purchasers shall have the right to either (a) terminate this Agreement by giving written notice thereof to Sellers and Escrow Agent on or prior to the Closing Date whereupon, Escrow Agent shall return to Purchasers the Deposit and the Cash to Close, if any, held by Escrow Agent, and the parties shall be released of all further obligations each to the other under this Agreement (other than those which by their specific terms are to survive a termination of this Agreement) or (b) proceed to Closing, whereby the Purchaser Conditions Precedent not otherwise satisfied shall be deemed waived.

If the condition set forth in clause (A)(ii) has not been satisfied on or prior to the Closing Date, Purchasers shall have the right to either (a) terminate this Agreement by giving written notice thereof to Sellers and Escrow Agent on or prior to the Closing Date, specifying the condition not satisfied or waived, and enforce all rights and remedies available to Purchasers as result of such Sellers default pursuant to Section 18 below; provided that, upon such termination, Escrow Agent shall return to Purchasers the Deposit and the Cash to Close, if any, held by Escrow Agent, or (b) proceed to Closing, whereby the Purchaser Conditions Precedent not otherwise satisfied shall be deemed waived.

If the condition set forth in clause (A)(iii) has not been satisfied on or prior to the Closing Date, Purchasers shall have the right to either (a) terminate this Agreement by giving written notice thereof to Sellers and Escrow Agent on or prior to the Closing Date, specifying the condition not satisfied or waived, whereupon Escrow Agent shall return to Purchasers the Deposit and the Cash to Close, if any, held by Escrow Agent, and the parties shall be released of all further obligations each to the other under this Agreement (other than those which by their specific terms are to survive a termination of this Agreement) or (b) proceed to Closing, whereby the Purchaser Conditions Precedent not otherwise satisfied shall be deemed waived.

If this Agreement is terminated in accordance with this Section 11(A) due to a failure by Sellers to satisfy clause (A)(i) and/or clause (A)(ii), Sellers shall reimburse Purchasers’ reasonable out of pocket fees and expenses incurred in connection with the transaction up to One Hundred Fifty Thousand Dollars ($150,000.00).

(B) The occurrence of the following events or conditions shall be conditions precedent to Sellers’ obligation to close the transaction contemplated by this Agreement (each, a “Seller Condition Precedent” and collectively, the “Seller Conditions Precedent”):

(i) The merger of Safflower Acquisition Corp. into Benihana, Inc. (the “Merger”) shall have occurred, or shall occur simultaneously with the Closing.

(ii) At Closing, Purchasers shall have complied, in all material respects, with each of its covenants set forth herein, including, without limitation, the obligation to deliver to Escrow Agent, the Cash to Close, in accordance with Section 3(B) and the obligation to deliver all of the Purchaser Closing Deliveries (as defined below).

(iii) At Closing, the representations and warranties set forth in this Agreement by Purchasers shall be true and correct in all material respects.

If the condition set forth in clause (B)(i) above is the only Seller Condition Precedent that has not been satisfied on or to prior to the Estimated Closing Date, Sellers shall have the unilateral right to either (i) terminate this Agreement by giving written notice thereof to Purchasers and Escrow Agent on or prior to the Estimated Closing Date, whereupon the Escrow Agent shall return to Purchasers, the Deposit and the Cash to Close, if any, held by Escrow Agent, and Sellers shall reimburse Purchasers’ reasonable out of pocket fees and expenses incurred in connection with the transaction up to One Hundred Fifty Thousand Dollars ($150,000.00), whereupon the parties shall be released of all further obligations each to the other under this Agreement (other than those which by their specific terms are to survive a termination of this Agreement) or (ii) extend the Closing Date to another date in accordance with Section 14, but in no event shall the Closing Date be later than the Outside Closing Date.

Cole REIT III Operating Partnership, L.P. hereby absolutely and unconditionally guarantees the obligation of the REIT III Purchasers (as defined in Section 30) to perform their respective obligations under clause (B)(ii) and Cole Operating Partnership IV, L.P. hereby absolutely and unconditionally guarantees the obligation of the REIT IV Purchasers (as defined in Section 30) to perform their respective obligations under clause (B)(ii). Cole REIT III Operating Partnership, L.P. and Cole Operating Partnership IV, L.P. shall be referred to herein, each, individually, as a Guarantor, and, collectively, as the “Guarantors”. Each Guarantor hereby waives notice of any default, diligence, presentment, demand, or protest. The parties agree that the Purchasers shall be primarily obligated hereunder, but in the event that one or more Purchaser fails to perform its obligations under clause (B)(ii) as of the Closing, each Guarantor hereby waives any requirement that Seller exhaust any right or remedy, or proceed first or at any time, against any Purchaser or any other guarantor of, or any security for, any of the Purchasers’ obligations. The forgoing guaranty shall not be affected by the release or discharge (other than by any Seller) of any Purchaser from the performance or observance of any obligation, undertaking or condition to be performed by such Purchaser under clause (B)(ii), including its obligation to deliver the Purchase Price at Closing, by operation of law or otherwise, including any discharge of such Purchaser’s obligations pursuant to any bankruptcy or insolvency proceeding.

If the condition set forth in clause (B)(ii) is not satisfied on the Closing Date, Sellers shall have the unilateral right to either (i) terminate this Agreement by giving written notice thereof to Purchasers and Escrow Agent on the Closing Date, whereupon the Escrow Agent shall deliver to Sellers the Deposit and the parties shall be released of all further obligations each to the other under this Agreement (other than those which by their specific terms are to survive a termination of this Agreement) or (ii) exercise on the Closing Date, its remedies against the applicable Guarantor and proceed to Closing.

If the condition set forth in clause (B)(iii) has not been satisfied on or prior to the Closing Date, and the failure of such condition prevents any Seller from conveying its Properties to the corresponding Purchasers as provided herein, Sellers shall have the right to either (a) terminate this Agreement by giving written notice thereof to Purchasers and Escrow Agent on or prior to the Closing Date, specifying the condition not satisfied or waived whereupon, Escrow Agent shall deliver to Sellers the Deposit and return to Purchasers the Cash to Close, if any, held by Escrow Agent, and the parties shall be released of all further obligations each to the other under this Agreement (other than those which by their specific terms are to survive a termination of this Agreement) or (b) proceed to Closing, whereby the Seller Conditions Precedent not otherwise satisfied shall be deemed waived.

If this Agreement is terminated in accordance with this Section 11(B) and Sellers are entitled to receive the Deposit, Purchasers will pay to Sellers interest thereon from June 28, 2012 until the date such Deposit is released to Sellers, at a rate equal to the then current rate of interest paid by Citibank on insured money market accounts.

12. Title.

(A) Sellers jointly and severally agree to convey good, marketable and insurable fee simple title for all of the Projects to Purchasers, subject only to the Permitted Exceptions or other exceptions waived by Purchasers.

(B) Prior to the Effective Date, Sellers delivered to Purchasers with respect to each Project, a title commitment (the “Title Commitment”) from Fidelity National Title Insurance Company, NY (the “Title Company”) to issue a standard coverage owner’s policy of title insurance, together with such customary endorsements as are reasonably requested by Purchasers and available in the jurisdiction in which the applicable property is located, in an amount equal to the Purchase Price allocable to each such Project (each, a “Title Policy” and, collectively, the “Title Policies”). Sellers and Purchasers have resolved all title objections raised by Purchasers, other than the title objections listed on Schedule 4 (the “Agreed Title Objections”), resolution of which shall be a condition to closing, and Purchasers accept the items listed in Schedule B of each pro forma Title Policy as of the Effective Date (other than the Agreed Title Objections) as “Permitted Exceptions” and agree to accept on the Closing Date title to the Projects as set forth in each pro forma Title Policy and the Surveys (as defined below) as of the Effective Date (subject only to the resolution of the Agreed Title Objections).

13. Survey.

Prior to the Effective Date, Sellers delivered to Purchasers with respect to each Project, an ALTA survey (the “Surveys”). Sellers and Purchasers have resolved all objections raised by Purchasers with respect to the Surveys and the Surveys are in final form as of the Effective Date.

14. Closing.

The closing of the transaction contemplated by this Agreement (the “Closing”) shall take place concurrently with the Merger. Sellers shall deliver to Purchasers and Escrow Agent not less than ten (10) days prior written notice (“Sellers’ Notice of Closing”) of the date on which the Merger is expected to occur (the “Estimated Closing Date”). The parties anticipate that the Closing will occur on or about August 21, 2012, but in no event will the Closing occur later than November 22, 2012 (the “Outside Closing Date”). Sellers will provide to Purchasers and Escrow Agent written notice of the actual date of Closing (the “Closing Date”) not less than one (1) business day prior to such Closing Date (provided that Sellers may revoke such notice in the event that the shareholders of Benihana, Inc. fail to approve the Merger on such date). Closing shall be a “West Coast Style” closing, with all documents delivered to Escrow Agent in advance of the Closing. In the event that Closing does not occur on or prior to the Outside Closing Date, either party may terminate this Agreement by delivering written notice to the other party and Escrow Agent. Upon receipt of any such termination notice, Escrow Agent shall return the Deposit and the Cash to Close, if any, to Purchasers, whereupon Sellers shall reimburse Purchasers’ reasonable out of pocket fees and expenses incurred in connection with the transaction up to One Hundred Fifty Thousand Dollars ($150,000.00), and the parties shall thereafter be released of all further obligations each to the other under this Agreement (other than those which by their specific terms are to survive a termination of this Agreement).

(A) At Closing, the applicable Project Owner shall execute and/or deliver, as applicable, to the corresponding Purchasers or Escrow Agent, as applicable (collectively, the “Seller Closing Deliveries”):

(i) a Special Warranty Deed (the “Deed”) for each of the Projects owned by it conveying each such Project to the corresponding Purchaser, subject only to the Permitted Exceptions (in the form attached as Exhibit “E”);

(ii) An Assignment and Assumption of Intangible Property (in the form attached as Exhibit “F”) with respect to each Project owned by it;

(iii) Four (4) original counterparts of the Lease with respect to each Project owned by it;

(iv) Four (4) original counterparts of the Memorandum of Lease with respect to each Project owned by it;

(v) A FIRPTA Affidavit (in the form attached as Exhibit “G”);

(vi) An Owner’s Affidavit (in the form attached as Exhibit “H”);

(vii) Such evidence as the Title Company may reasonably require as to the authority of the person or persons executing documents on behalf of such Seller;

(viii) Possession of the applicable Project to the corresponding Purchaser;

(ix) Any transfer tax affidavits required by law; and

(x) 1099 form.

(B) At Closing, the applicable Purchaser shall execute and /or deliver, or cause Escrow Agent to deliver (as applicable), to the corresponding Seller (collectively, the “Purchaser Closing Deliveries”):

(i) The Purchase Price (which shall be the joint and several obligation of all the Purchasers);

(ii) Four (4) original counterpart signatures to each Lease with respect to each Project to be purchased by it;

(iii) Four (4) original counterpart signatures to each Memorandum of Lease with respect to each Project to be purchased by it;

(iv) The Assignment and Assumption of Intangible Property with respect to each Project to be purchased by it; and

(v) Such evidence as the Title Company may reasonably require as to the authority of the person or persons executing documents on behalf of such Purchaser.

Purchasers and Administrative Agent shall execute and deliver at Closing counterpart closing statements and such other documents as are reasonably necessary to consummate the transaction.

15. Prorations.

(A) Sellers shall be entitled to all income produced from the operation of the Projects which is allocable to the period prior to the Closing and shall be responsible for all expenses allocable to that period; and Buyer shall be entitled to all income and responsible for all expenses allocable to the period beginning on the Closing Date. Notwithstanding the foregoing, the parties acknowledge that, pursuant to the Leases, from and after the Closing Date, the Tenants under the Leases will be responsible for the payment of all real property taxes, assessments, insurance premiums, utility charges and all other items customarily apportioned in sales of real property in the jurisdiction in which each of the Projects is located (the “Apportioned Items”). In consideration of the foregoing, no provision shall be made at Closing with respect to the apportionment of any Apportioned Item.

(B) The terms and provisions of this Section shall survive Closing.

16. Closing Costs.

Closing costs shall be allocated at follows:

(A) Sellers. Sellers shall pay at Closing (i) the costs of releasing all liens, judgments, and other encumbrances not approved by Purchasers as a Permitted Exception and of recording such releases, (ii) one-half of the fees and costs due to Escrow Agent for its services, (iii) the leasehold tax associated with the sale of the Projects and/or execution or delivery of any Lease or recordation of any Memorandum of Lease, if any, (iv) the Surveys, (v) Phase I environmental reports with respect to the Projects, (vi) property condition reports with respect to the Projects, and (vii) the cost to record each Memorandum of Lease.

(B) Purchasers. Purchasers shall pay at Closing (i) one-half of the fees and costs due to Escrow Agent for its services, (ii) the incremental cost, if any, for extended coverage to the owner’s policies of title insurance, (iii) the cost of all endorsements to such owner’s policies of title insurance requested by Purchaser (excluding, however, those endorsements required to cure one or more title defect not approved by Purchaser as a Permitted Exception in the absence of such endorsement, which endorsements shall be issued at Sellers’ sole cost and expense), (iv) the cost of any lender’s policy of title insurance, and (v) the Purchasers’ appraisals.

(C) Other. At Closing, Purchasers and Sellers will pay what is customary in each state regarding real property transfer tax and the cost of a standard coverage owner’s policy of title insurance for each Project. Schedule 3 attached hereto sets forth such custom. Each party shall pay its own attorneys’ fees, except as otherwise expressly provided in this Agreement.

17. Condemnation and Destruction.

(A) If, prior to the Closing Date, all or any material portion of any of the Projects is taken by eminent domain (or is the subject of a pending or contemplated taking which has not been consummated), Sellers shall notify Purchasers of such fact and Purchasers shall have the option (which option shall be set forth in a notice from Purchasers to Sellers given not later than thirty (30) days after receipt of Seller’s notice):

(i) to terminate this Agreement, in which event the Deposit and the Cash to Close, if any, shall be refunded to Purchasers; or

(ii) to accept title to the affected Project (other than the portion so taken), without any abatement of the Purchase Price, in which event the applicable Seller shall assign and turn over to the corresponding Purchaser at the Closing, and such Purchaser shall be entitled to receive and keep, all amounts awarded or to be awarded as the result of the taking.

For purposes of this subparagraph (A), a “material” portion of a Project shall be deemed to have been taken by eminent domain if such taking shall result in any of the following: (1) a permanent loss of parking spaces for the applicable Project such that the Project will no longer have sufficient parking to comply with applicable law or with any applicable Permitted Exception or the applicable Lease; (2) a temporary loss of more than twenty (20%) of the parking spaces at a particular Project for a period that exceeds one hundred twenty (120) days or that results in non-compliance with applicable law or with any applicable Permitted Exception or the applicable Lease; (3) a permanent loss of access to the applicable Project; (4) the demolition of any part of the Improvements located at the applicable Project, (5) Tenant having the right to terminate the applicable Lease and the failure by Tenant to waive such right in writing on or prior to the date that is thirty (30) days after Purchasers’ receipt of Sellers’ notice of condemnation contemplated above, (6) Tenant having the right to permanently or temporarily abate or offset rent under the applicable Lease, or (7) the repairs, renovations, alterations or reconstruction necessary to repair or correct the damage to the Project caused by such taking is reasonably estimated to exceed $375,000.00.

(B) If, prior to the Closing Date, all or any material (as defined below) portion of any Project is damaged or destroyed by fire or other casualty, Sellers shall notify Purchasers of such fact and Purchasers shall have the option (which option shall be set forth in a written notice from Purchasers to the Sellers given not later than thirty (30) days after receipt of the Sellers’ notice):

(i) to terminate this Agreement, in which event the Deposit and the Cash to Close, if any, shall be refunded to Purchasers; or

(ii) to accept title to the Projects in their existing condition without any abatement of the Purchase Price. In such event, Sellers and Purchasers shall reasonably cooperate in the adjustment and settlement of the insurance claim and the applicable Tenant will be obligated to repair and restore such damage in accordance with the terms of the applicable Lease.

In the event there is damage to or destruction of an immaterial part of a Project by fire or other casualty, Purchasers shall have no right to terminate this Agreement, there shall be no reduction in the Purchase Price, and the applicable Tenant will be obligated to repair and restore such damage in accordance with the terms of the applicable Lease.

For purposes of this subparagraph (B), an “immaterial” part of a Project shall be deemed to have been damaged or destroyed if the reasonable cost of such repair or replacement thereof (the “Reasonable Cost”) shall be less than Three Hundred Seventy-Five Thousand Dollars ($375,000.00), and a “material” part thereof shall be deemed to have been damaged or destroyed if the Reasonable Cost shall be Three Hundred Seventy-Five Thousand Dollars ($375,000.00) or more. If Sellers and Purchasers are unable to mutually agree upon the Reasonable Cost, then Sellers and Purchasers shall each retain a general contractor licensed in the State where the applicable Project is located, which general contractors shall select a third general contractor licensed in the State where the applicable Project is located. Such third general contractor shall then determine the Reasonable Cost and such third general contractor’s determination of the Reasonable Cost shall be binding upon Sellers and Purchasers. Sellers and Purchasers shall be responsible for the charges of its own general contractor and the charge of the third general contractor shall be shared equally by Sellers and Purchasers.

18. Default.

(A) If any Purchaser shall default under any of the terms, covenants or provisions of this Agreement on the part of such Purchaser to be performed, including, without limitation, the Purchasers’ obligation to deliver the Cash to Close, and such default is not cured within five (5) business days after written notice thereof from Sellers to Purchasers (other than Purchasers’ failure to timely close this transaction, for which default no notice shall be required and no cure or grace period shall be afforded), then Sellers shall have the right to (i) terminate this Agreement by written notice to Purchasers, whereupon Escrow Agent shall release the Deposit to Sellers, and Purchasers shall pay to Sellers interest thereon from the June 28, 2012 until the date on which the Deposit is delivered to Sellers, at the rate of interest paid by Citibank on money market accounts, as Sellers’ sole and exclusive remedy and as agreed and liquidated damages, or (ii) enforce their rights under the applicable Guaranties, as the case may be, and proceed to Closing. Purchasers and Sellers acknowledge and agree that actual damages are difficult and uncertain of ascertainment and the Deposit and the interest thereon is a fair and reasonable estimation of the damages of Sellers. The parties further agree that in the event of a default by Purchaser, the parties shall, after receipt of the Deposit and the interest thereon by Sellers, be relieved of all further obligations hereunder, except for such as are expressly stated to survive termination.

(B) If any Seller shall default under any of the terms, covenants or provisions of this Agreement on the part such Seller to be performed and such default is not cured within five (5) business days after written notice thereof from Purchasers (other than Sellers’ failure to close this transaction for which no notice shall be required and no cure or grace period shall be afforded), Purchasers at their option, shall have the right either: (i) as its sole and exclusive remedy, the right to receive (a) the return of the Deposit, and the Cash to Close, if any, held by Escrow Agent, and (b) reimbursement by Sellers for Purchasers’ reasonable out of pocket fees and expenses in connection with this transaction not to exceed One Hundred Fifty Thousand Dollars ($150,000.00), whereupon the parties shall be released from all further obligations hereunder, except those which are expressly stated to survive termination, or (ii) seek specific performance against Sellers in which event Closing shall be automatically extended as necessary. Notwithstanding the foregoing, if specific performance is unavailable as a remedy to Purchasers because of any Seller’s affirmative act or intentional omission, Purchasers shall be entitled to pursue all rights and remedies available at law or in equity.

(C) If a default by any Seller or any Purchaser cannot be cured within such five (5) business day period, but the defaulting party commences to cure such default within such five (5) business day period and proceeds with diligence to pursue such cure, such defaulting party shall have such additional time as shall be reasonably required to cure such default; provided that such additional cure period shall not to exceed twenty-five (25) days or extend past the Closing Date.

19. Successors and Assigns.

The terms, conditions and covenants of this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective nominees, successors, beneficiaries and assigns. Purchasers may not assign their rights under this Agreement without first obtaining Sellers’ written approval in their sole and absolute discretion. The assignment of any of Purchasers’ rights under this Agreement without Sellers’ prior written consent shall constitute a default by Purchasers under this Agreement.

20. Brokers.

The parties each represent to the other that they have not dealt in this transaction with any brokers other than Jeffries & Co. (“Brokers”). Sellers shall be solely responsible for the commissions payable to the Brokers at Closing. Each party agrees, as indemnitor, to indemnify and save the other, as indemnitee, harmless against any liability, cost or expense, including reasonable attorney’s fees, at trial and on appeal, incurred by the indemnified party if the representation of the indemnitor stated in this paragraph shall be false or incorrect. The provisions of this Section 20 will survive Closing and delivery of the Deeds.

21. Notices. From and after the Effective Date, Sean Murphy, Director of Safflower Holdings Corp. (“Administrative Agent”) shall have the sole right and authority to act on behalf of Sellers for the purpose of sending and receiving notices and granting or refusing consent under this Agreement. All notices, requests, demands or other communications hereunder shall be in writing and deemed to have been given only if hand delivered, sent by nationally recognized overnight courier service (e.g., Federal Express) or transmitted by facsimile with automatic electronically printed confirmation of successful transmission or via e-mail with a conforming copy of the notice sent by one of the other means of giving notice within 24 hours of transmission by facsimile or e-mail, to the parties as follows, or such other address as either party shall designate by notice pursuant to this paragraph:

If to Sellers:	Safflower Holdings Corp.
c/o Angelo, Gordon & Co.
245 Park Avenue, 26th Floor
New York, NY 10167
Phone: (212) 883-4184
Fax No.: (212) 599-2120
Attention: Sean P. Murphy, Director
Email: smurphy@angelogordon.com

with a copy to:	Sheppard Mullin Richter & Hampton LLP
1300 I Street, NW
Suite 1100
Washington, D.C. 20005
Phone No.: (202) 469-4943
Fax No.: (202) 312-9411
Attn.: Michele E. Williams, Esquire
Email: mwilliams@sheppardmulllin.com

If to Purchasers:	c/o Cole Real Estate Investments
2325 E. Camelback Road
Suite 1100
Phoenix, AZ 85016
Phone No.: (602) 778-8700
Fax No.: (602) 449-7012
Attn.: Jay D’Elia, Esquire
Email: jdelia@colecapital.com

with a copy to:	Snell & Wilmer, L.L.P.
One Arizona Center
Phoenix, AZ 85004
Phone No.: (602) 382-6000
Fax No.: (602) 382-6070
Attn.: Kevin T. Lytle, Esquire
Email: klytle@swlaw.com

If to Escrow Agent:	Fidelity National Title Insurance Company

485 Lexington Avenue
18th Floor
New York, NY 10172

Attn: Andrea Kremen, Esq.
Phone No.: (212) 471-3816
Fax No.: (212) 481-1325
Email: akremen@fnf.com

Notices given by hand delivery or overnight courier shall be effective when delivered by hand or when delivered to such courier, and notices given by facsimile or e-mail shall be deemed given upon receipt, except when received on a Saturday, Sunday or legal holiday, in which case same shall be effective on the next business day. Notices given by an attorney for either party shall be deemed effective notices.

Notices to or from Seller or any individual Project Owner shall only be effective if given to, or made by, Administrative Agent.

22. Attorneys’ Fees.

In any action or proceeding between Sellers and Purchasers arising out of this Agreement or the transaction contemplated hereby, the prevailing party in such action or proceeding shall be entitled to recover all costs of such action or proceeding incurred by it, including reasonable attorney’s fees through trial and all appeals.

23. Entire Agreement.

This Agreement supersedes the LOI and constitutes the entire Agreement and understanding of Purchasers and Sellers with respect to the Projects and the transaction contemplated by this Agreement, and there are no other agreements, representations or warranties other than as stated in this Agreement. This Agreement may not be modified or amended other than by written instrument executed by Purchasers and Sellers.

24. Miscellaneous.

(A) Time shall be of the essence for the performance of all obligations of Sellers and Purchasers under this Agreement.

(B) Neither this Agreement nor any notice or memorandum thereof shall be recorded in the Public Records and any such recording by or on behalf of Purchasers shall be deemed a material default by Purchasers, terminating Purchasers’ rights under this Agreement and entitling Sellers to receive the Deposit.

(C) This Agreement may be executed in counterparts all of which shall constitute one and the same instrument. Facsimile, or scanned and e-mailed signatures shall be deemed for all purposes to be originals.

(D) This Agreement shall not be construed more strictly against one party than against the other merely by virtue of the fact that it may have been prepared by counsel for one of the parties, it being recognized that both Sellers and Purchasers have contributed substantially and materially to the preparation of this Agreement.

(E) This Agreement shall be governed by and construed in accordance with the laws of the State of Florida.

(F) The provisions hereof shall be deemed independent and severable, and the invalidity or partial invalidity or enforceability of any one provision shall not affect the validity of enforceability of any other provision hereof.

(G) Any date in this Agreement (other than the Effective Date) which falls upon a Saturday, Sunday or legal holiday (defined as any weekday upon which banks in the city of Miami Florida are not open for business) shall be deemed to be extended to the next business day. The term “business day” as used in this Agreement means any day that is not a Saturday, Sunday, or legal holiday.

25. Drafts Not an Offer to Enter Into a Legally Binding Contract. The submission of a draft, or a marked up draft, of this Agreement by one party to another is not intended by either party to be an offer to enter into a legally binding contract with respect to the purchase and sale of the Projects. The parties shall be legally bound with respect to the purchase and sale of the Projects pursuant to the terms of this Agreement only if and when the parties have been able to negotiate all of the terms and provisions of this Agreement in a manner acceptable to each of the parties in their respective sole discretion, and each of Sellers and Purchasers have fully executed and delivered to each other a counterpart of this Agreement.

26. Like Kind Exchange under Section 1031. In the event that either Sellers or Purchasers so desire, each of Sellers and Purchasers shall cooperate with the other to effect a like kind exchange pursuant to Section 1031 of the Internal Revenue Code, including the assignment of this Agreement to a qualified intermediary, provided that: (A) the Closing shall not be delayed or affected by reason of the exchange nor shall the consummation or accomplishment of the exchange be a condition precedent or condition subsequent to Sellers’ obligations under the Agreement; (B) neither party shall be required to acquire or hold title to any real property for purposes of consummating the exchange; and (C) neither party shall incur any liability, cost, expense or obligation whatsoever as to the exchange or any matter arising out of or otherwise connected therewith (except for each of Sellers’ or Purchasers’ attorneys’ fees and costs which shall be the sole and exclusive responsibility of the party incurring such attorneys’ fees and costs) Neither Sellers nor Purchasers shall, by this provision, or acquiescence to the exchange: (i) have their rights under the Agreement affected or diminished in any manner; or (ii) be responsible for compliance with or be deemed to have warranted to the other party that the exchange in fact complies with Section 1031 of the Internal Revenue Code of 1986, as amended.

27. Radon Gas Notice.

RADON IS A NATURALLY OCCURRING RADIOACTIVE GAS THAT, WHEN IT HAS ACCUMULATED IN A BUILDING IN SUFFICIENT QUANTITIES, MAY PRESENT HEALTH RISKS TO PERSONS WHO ARE EXPOSED TO IT OVER TIME. LEVELS OF RADON THAT EXCEED FEDERAL AND STATE GUIDELINES HAVE BEEN FOUND IN BUILDINGS IN FLORIDA. ADDITIONAL INFORMATION REGARDING RADON AND RADON TESTING MAY BE OBTAINED FROM YOUR COUNTY PUBLIC HEALTH UNIT. THIS NOTICE IS GIVEN PURSUANT TO SECTION 404.056 (7), FLORIDA STATUTES.

28. Waiver of Florida Energy Efficiency Disclosure.

PURCHASERS HEREBY WAIVE ANY OBLIGATION OF SELLERS TO PROVIDE PURCHASERS WITH AN ENERGY EFFICIENCY DISCLOSURE BROCHURE FOR THE PROJECTS PURSUANT TO FLORIDA STATUTES SECTION 553.996.

29. Privilege Taxes.

Sellers jointly and severally represent, warrant and covenant to Purchasers that all state and local transaction privilege, sales, excise, use or similar taxes relating to the development, sale or rental of each Project (including, without limitation any speculative builder tax, owner-builder tax, or construction contractor tax) have been paid and Sellers shall pay any such taxes that may arise as a result of the sale of any Project to Purchasers as and when due. Sellers shall jointly and severally indemnify, hold harmless and defend Purchasers, Purchasers’ affiliates, the partners, trustees, shareholders, directors, officers, attorneys, employees and agents of each of them, and their respective heirs, successors, personal representatives and assigns from any and all demands, claims (including, without limitation, causes of action in tort), legal or administrative proceedings, losses, liabilities, damages, penalties, fines, liens, judgments, costs or expenses whatsoever (including, without limitation, attorneys’ fees and costs), whether direct or indirect, known or unknown, foreseen or unforeseen, relating to a breach of the preceding sentence. The provisions of this Section 29 shall survive Closing.

30. Limited Joint and Several Liability.

Notwithstanding anything to the contrary set forth in this Agreement, (i) the REIT III Purchasers shall have no obligations hereunder relating to or arising from the Properties located in Lauderdale-by-the-Sea, Florida; Lombard, Illinois; Golden Valley, Minnesota and/or The Woodlands, Texas nor from any representations, warranties or covenants made by any of the REIT IV Purchasers nor from any default hereunder by any of the REIT IV Purchasers, and (ii) the REIT IV Purchasers shall have no obligations hereunder relating to or arising from the Properties located in Anchorage, Alaska; North Bay Village, Florida; Stuart, Florida; Alpharetta, Georgia; Schaumburg, Illinois; Wheeling, Illinois; Farmington Hills, Michigan; Maple Grove, Minnesota and/or Dallas, Texas nor from any representations, warranties or covenants made by any of the REIT III Purchasers nor from any default hereunder by any of the REIT III Purchasers. As used herein, the term “REIT III Purchasers” shall mean, collectively, Cole BN Anchorage AK, LLC; Cole BN North Bay Village FL, LLC; Cole BN Stuart FL, LLC; Cole BN Alpharetta GA, LLC; Cole BN Schaumburg IL, LLC; Cole BN Wheeling IL, LLC; Cole BN Farmington Hills MI, LLC; Cole BN Maple Grove MN, LLC; and Cole BN Dallas TX, LLC. As used herein, the term “REIT IV Purchasers” shall mean, collectively, Cole BN Lauderdale FL, LLC; Cole BN Lombard IL, LLC; Cole BN Golden Valley MN, LLC; and Cole BN Woodlands TX, LLC.

[SIGNATURES TO FOLLOW ON NEXT PAGE]

IN WITNESS WHEREOF the Sellers and Purchasers have executed this Agreement, each as of the date indicated below as the date of its execution.

PURCHASERS:

Cole BN Maple Grove MN, LLC,		Cole BN Anchorage AK, LLC,
a Delaware limited liability company		a Delaware limited liability company

By:	Cole REIT Advisors III, LLC,	By:	Cole REIT Advisors III, LLC,
	a Delaware limited liability company,		a Delaware limited liability company,
	its manager		its manager

	/s/ JOHN M PONS		/s/ JOHN M PONS
	Name: John M. Pons		Name: John M. Pons
	Title: Executive Vice President		Title: Executive Vice President

Cole BN Lombard IL, LLC,		Cole BN Lauderdale FL, LLC,
a Delaware limited liability company		a Delaware limited liability company

By:	Cole REIT Advisors IV, LLC,	By:	Cole REIT Advisors IV, LLC,
	a Delaware limited liability company,		a Delaware limited liability company,
	its manager		its manager

	/s/ JOHN M PONS		/s/ JOHN M PONS
	Name: John M. Pons		Name: John M. Pons
	Title: Executive Vice President		Title: Executive Vice President

Cole BN Farmington Hills MI, LLC,		Cole BN Dallas TX, LLC,
a Delaware limited liability company		a Delaware limited liability company

By:	Cole REIT Advisors III, LLC,	By:	Cole REIT Advisors III, LLC,
	a Delaware limited liability company,		a Delaware limited liability company,
	its manager		its manager

	/s/ JOHN M PONS		/s/ JOHN M PONS
	Name: John M. Pons		Name: John M. Pons
	Title: Executive Vice President		Title: Executive Vice President

Cole BN Golden Valley MN, LLC,		Cole BN North Bay Village FL, LLC,
a Delaware limited liability company		a Delaware limited liability company

By:	Cole REIT Advisors IV, LLC,	By:	Cole REIT Advisors III, LLC,
	a Delaware limited liability company,		a Delaware limited liability company,
	its manager		its manager

	/s/ JOHN M PONS		/s/ JOHN M PONS
	Name: John M. Pons		Name: John M. Pons
	Title: Executive Vice President		Title: Executive Vice President

Cole BN Stuart FL, LLC,		Cole BN Alpharetta GA, LLC,
a Delaware limited liability company		a Delaware limited liability company

By:	Cole REIT Advisors III, LLC,	By:	Cole REIT Advisors III, LLC,
	a Delaware limited liability company,		a Delaware limited liability company,
	its manager		its manager

	/s/ JOHN M PONS		/s/ JOHN M PONS
	Name: John M. Pons		Name: John M. Pons
	Title: Executive Vice President		Title: Executive Vice President

Cole BN Schaumburg IL, LLC,		Cole BN Wheeling IL, LLC,
a Delaware limited liability company		a Delaware limited liability company

By:	Cole REIT Advisors III, LLC,	By:	Cole REIT Advisors III, LLC,
	a Delaware limited liability company,		a Delaware limited liability company,
	its manager		its manager

	/s/ JOHN M PONS		/s/ JOHN M PONS
	Name: John M. Pons		Name: John M. Pons
	Title: Executive Vice President		Title: Executive Vice President

Cole BN Woodlands TX, LLC, a Delaware limited liability company

By:	Cole REIT Advisors IV, LLC,
a Delaware limited liability company,
its manager

/s/ JOHN M PONS
Name: John M. Pons
Title: Executive Vice President

[SIGNATURES CONTINUE ON NEXT PAGE]

SELLERS:

Benihana National Corp.,	Benihana Woodlands Corp.,
a Delaware corporation	a Texas corporation

/s/ RICHARD STOCKINGER	/s/ RICHARD STOCKINGER
Name: Richard Stockinger	Name: Richard Stockinger
Title: President	Title: President

Benihana Lombard Corp.,	Benihana Wheeling Corp.,
an Illinois corporation	a Delaware corporation

/s/ RICHARD STOCKINGER	/s/ RICHARD STOCKINGER
Name: Richard Stockinger	Name: Richard Stockinger
Title: President	Title: President

Maxwell’s International, Inc.,
a Delaware corporation

/s/ RICHARD STOCKINGER
Name: Richard Stockinger
Title: President

The Samurai, Inc.,
a New York corporation

/s/ RICHARD STOCKINGER
Name: Richard Stockinger
Title: President

Benihana National of Florida Corp.,
a Delaware corporation

/s/ RICHARD STOCKINGER
Name: Richard Stockinger
Title: President

Benihana Schaumburg Corp.,
a Delaware corporation

/s/ RICHARD STOCKINGER
Name: Richard Stockinger
Title: President